UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2018

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A is an amendment to the current report on Form 8-K of Manning & Napier, Inc. (“the Company”), filed on March 12, 2018 (the “Original Form 8-K”). Following the initial filing of the Original Form 8-K, the Company discovered that an item number tag was inadvertently omitted in the submission (Item 5.02). The Original Form 8-K includes disclosures pursuant to Item 5.02, and no disclosures were omitted as a result of the error. The Company is amending the Original Form 8-K solely to include the correct item number tag in the submission.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Manning & Napier, Inc. (the “Company”) has announced the formation of an interim Office of the Chief Executive Officer to be filled by Executive Vice President, Charles Stamey, President, Jeffrey Coons, and Richard Goldberg, Director, effective March 6, 2018. Mr. Goldberg has been appointed as an Officer of the Company and Messrs. Stamey, Coons and Goldberg have been given the title of Co-Chief Executive Officer, along with any titles they currently hold. William Manning, the Company’s co-founder, Chairman of the Board, and chief architect of the Company’s investment processes who previously held the position of Chief Executive Officer (“CEO”), stepped down effective March 6, 2018 and will remain as Chairman of the Board.

The Office of the CEO will be responsible for the day-to-day management of the firm and will report to the Board of Directors. The Board is actively pursuing the appointment of a permanent CEO from both internal and external candidates. No timeline has been established for that appointment, and the Office of the CEO will remain intact until such time as it is no longer needed.

Mr. Stamey has served as the Company’s Executive Vice President since the Company’s organization in 2011. In addition, Mr. Stamey has served as the Managing Director of Sales and Distribution of Manning & Napier Advisors, LLC (“MNA”), an affiliate of the Company, since May 2010 and as a member of MNA’s executive management team since 2000. Mr. Stamey, age 57, received his Bachelor’s degree from Mount Vernon University in 1981 and an M.B.A. from The Ohio State University in 1985. Mr. Stamey will not receive any additional compensation in connection with his new position.

Dr. Coons has served as the Company’s President since the Company’s organization in 2011. In addition, Dr. Coons has served as the President of MNA since June 2010, as the Co-Director of Research from 2002 through March 2015, and as a member of MNA’s executive management team since 1999. In addition, Dr. Coons has been a member of MNA’s Senior Research Group since 1989. Dr. Coons, age 54, received his Bachelor’s degree from the University of Rochester in 1985 and a PH.D from Temple University in 1996.

In addition to his current compensation, Dr. Coons will be eligible for a bonus of up to $450,000 for the initial six-month period of his service in the Office of Chief Executive Officer.

Mr. Goldberg joined the Company’s Board of Directors in June 2014 and has served as an advisor to MNA since 1998. Mr. Goldberg has had an extensive career as an investment banker focusing on the financial services sector for more than 30 years and most recently as a Senior Advisor to Needham & Company since 2009. In addition, Mr. Goldberg has served as a faculty and board member of Columbia University’s School of International and Public Affairs since 2005 and 2009, respectively. Mr. Goldberg, age 65, received his M.B.A. from University of Pennsylvania’s Wharton Business School in 1978. Mr. Goldberg will no longer receive compensation as a member of the Company’s Board of Directors and will instead receive $550,000 cash compensation and $50,000 in Manning & Napier common stock for the initial six-month period of his service in the Office of Chief Executive Officer.

Pursuant to an exchange agreement entered into at the time of the Company’s initial public offering, the Company’s founder, management team and certain other employees have the opportunity to exchange on an annual basis a portion of their interests in Manning & Napier Group, LLC (“Group”) for either cash or shares of the Company’s Class A common stock. On March 31, 2017, the direct holders of units of Group exchanged an aggregate of 1,842,711 Class A units of Group for approximately $9.8 million paid to such holders, of which approximately $0.3 million was paid to each of Messrs. Stamey and Coons. The exchange agreement described herein is filed as an exhibit to our 2011 Annual Report on Form 10-K, and the foregoing description is qualified by reference thereto.

There are no family relationships between Messrs. Stamey, Coons and Goldberg and any director or executive officer of the Company. There are no arrangements or understandings between Messrs. Stamey, Coons and Goldberg and any other persons or entities pursuant to which Messrs. Stamey, Coons and Goldberg were appointed to the Office of the CEO.

Item 7.01.	Regulation FD Disclosure.

On March 12, 2018, the Company issued a press release regarding the matters described in this Current Report on Form 8-K. A copy of the press release is being furnished herewith as Exhibit 99.

The information in this Item 7.01, including Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99	Press Release issued by Manning & Napier, Inc. on March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: March 13, 2018	By:	/s/ John M. Emmons
	Name: Title:	John M. Emmons Corporate Secretary